Exhibit 99.1

For Immediate Release

HOSPIRA REPORTS SECOND-QUARTER 2006 RESULTS

— Reaffirms 2006 Adjusted Earnings Per Share Guidance —

•                  Net sales were $671.1 million, 1.4 percent above second-quarter 2005 results. Core net sales* — which exclude sales of Berlex imaging agents, sales to Abbott and the impact of foreign exchange — grew
4.2 percent.

•                  Adjusted* second-quarter 2006 diluted earnings per share were $0.43 compared with $0.53 in 2005. Adjusted* six-month 2006 diluted earnings per share were $1.06 compared with $1.07 for the same period in 2005. The 2006 diluted earnings per share amounts include the impact of stock option expense; the 2005 amounts include pro-forma stock option expense.

•                  GAAP second-quarter 2006 diluted earnings per share were $0.34 compared with $0.44 per share in the second quarter of 2005. GAAP six-month 2006 diluted earnings per share were $0.83 compared with $0.93 per share for the same period in 2005. The 2006 diluted earnings per share amounts include stock option expense of 6 cents for the second quarter and 9 cents for the year-to-date period.

LAKE FOREST, Ill., Aug. 9, 2006 — Hospira, Inc. (NYSE:HSP), a leading global hospital products company, today reported results for the second quarter ended June 30, 2006.

Hospira, Inc.

275 North Field Drive

Lake Forest, IL 60045

www.hospira.com

-MORE-

“Hospira had a solid second quarter in our underlying commercial performance,” said Christopher B. Begley, chief executive officer, Hospira. “We are pleased with the progress we’ve made year to date and are on track with our earnings expectations for the first half of 2006. While the timing of expenses this year is different from last year, making quarterly comparisons difficult, we continue to expect this to be a very good year for Hospira and have reaffirmed our 2006 adjusted diluted earnings per share projections.”

Certain results in this press release are discussed on both a U.S. Generally Accepted Accounting Principles (GAAP) and a non-GAAP (adjusted) basis. Adjusted* measures exclude certain items more fully described in the section “Use of Non-GAAP Financial Measures” contained in this press release. A reconciliation of the adjusted financial information to the most comparable GAAP measure is contained in the schedules attached to this press release.

Hospira’s adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (SFAS No. 123R), on Jan. 1, 2006, resulted in the recognition of stock option expense in the 2006 income statements; this adversely affects comparisons to the 2005 period.

Significant Events for the Second Quarter

•                  Launched several new injectable generic products, including propofol, sodium bicarbonate in Hospira’s proprietary Ansyr® syringe delivery system, and ceftazidime in Hospira’s proprietary ADD-Vantage® delivery system.

•                  Introduced the VisIV™ next-generation intravenous (I.V.) container, a product that Hospira believes represents the most significant improvement to the I.V. bag since the switch from glass to plastic in the 1970s, advanced by its heightened safety and environmentally friendly features.

•                  Announced the partnership with InnerWireless, Inc. to enhance connectivity between hospital systems and Hospira’s medication management devices. Hospira is the first supplier of infusion devices to offer interoperability with InnerWireless’s in-building wireless system.

•                  Effectively completed the legal separation from Abbott, including the transition of the remaining countries to Hospira. Hospira now has its own sales forces in 18 countries and distributor relationships in 38 others.

•                  Announced the promotion of Terrence C. Kearney to the newly created position of chief operating officer. Kearney is also acting as chief financial officer until a successor is appointed.

•                  Announced the election of Ronald A. Matricaria and Mark F. Wheeler, M.D., to Hospira’s board of directors at the company’s annual meeting of shareholders on May 17, 2006.

Financial and Operating Review

Net sales in the second quarter increased 1.4 percent to $671.1 million, compared with $661.9 million in the second quarter of 2005. Core net sales* grew 4.2 percent. A schedule detailing sales by product line for the second quarters and first six months of 2006 and 2005 is attached to this press release.

The components of the year-over-year improvement to net sales are as follows:

•                  Improved volume and mix (excluding the sales of Berlex imaging agents) — 1.9 percentage points,

•                  Favorable pricing in the U.S. — 1.6 percentage points,

•                  Favorable foreign currency translation — 0.4 percentage point, and

•                  Termination of the Berlex agreement to distribute its imaging agents — unfavorable (2.5) percentage points.

Gross profit in the quarter was $225.1 million, an increase of 3.1 percent from $218.4 million in the same period last year. Gross margin in the quarter was 33.5 percent, compared with 33.0 percent in the prior year’s second quarter. Adjusted* gross profit was $233.4 million, compared with $233.6 million in the same quarter of 2005. The adjusted* gross margin for the second quarter was 34.8 percent, compared with 35.3 percent in the second quarter of 2005.

The change to adjusted* gross margin was primarily attributable to:

•                  Higher freight and distribution costs, primarily in the International segment, due in part to additional costs related to the segment’s new business infrastructure and to temporary supply chain disruptions — unfavorable (1.5) percentage points,

•                  Lower manufacturing throughput — unfavorable (0.5) percentage point,

•                  Impact of stock option expense — unfavorable (0.4) percentage point,

•                  Favorable pricing in the U.S. — 1.1 percentage points, and

•                  Improved volume and mix — 1.3 percentage points, of which 0.8 percentage point represented the impact of the termination of the Berlex agreement.

Research and development (R&D) expense rose 18.9 percent in the quarter to $39.1 million, or 5.8 percent of sales, compared with $32.9 million, or 5.0 percent of sales, in the second quarter of 2005. Adjusted* R&D expense in the quarter was $38.0 million, or 5.7 percent of sales, compared with $32.7 million, or 4.9 percent of sales, for the same period last year. The increase in adjusted* R&D expense was due to new product development and stock option expense as a result of the adoption of SFAS No. 123R.

Selling, general and administrative (S,G&A) expense in the quarter was $111.1 million, or 16.6 percent of sales, compared with $87.4 million, or 13.2 percent of sales in the second quarter of 2005. Adjusted* S,G&A expense in the quarter was $102.5 million, or 15.3 percent of sales, compared with $79.2 million for the same period last year, or 12.0 percent of sales. The increase was partly driven by the inclusion of stock option expense in the second quarter of 2006. Also contributing to the increase were higher ongoing, incremental costs associated with being a stand-alone public company, particularly for the company’s independent information technology system and for international operations, now fully separated from Abbott.

Income from operations in the quarter was $75.0 million, compared with $98.2 million in the second quarter of 2005. The operating margin for the quarter was 11.2 percent, compared with 14.8 percent for the same period in 2005. Adjusted* income from operations in the quarter was $92.9 million, compared with $121.7 million in the second quarter of 2005. The adjusted* operating margin for the quarter was 13.8 percent, compared with 18.4 percent in the same period of 2005. The decrease was attributable to the higher S,G&A and R&D expense.

Interest expense in the quarter was $7.3 million, compared with $6.9 million in the same period of 2005. Other income, primarily interest income, was $3.5 million in both the 2006 and 2005 quarters.

Net income in the quarter was $54.2 million, compared with $72.0 million in the second quarter of 2005. Adjusted* net income for the quarter was $67.8 million compared with $89.9 million in 2005.

The tax rate for the quarter was 24.0 percent, the same as in the second quarter of 2005. The company is now projecting the full-year 2006 tax rate to be 25.5 percent, a decrease from the previously estimated rate of 26.5 percent, due primarily to an anticipated higher proportion of income from lower-tax jurisdictions. The second-quarter tax rate reflects the amount required to bring the year-to-date rate to the currently projected 2006 rate of 25.5 percent.

Six-Month Results

Net sales for the six months ended June 30, 2006, increased 0.9 percent to $1.34 billion, compared with $1.32 billion in the same period of 2005. Core net sales* grew 7.3 percent.

Net income was $134.3 million, compared with $149.2 million in the first six months of 2005. Diluted earnings per share were $0.83, compared with $0.93 last year. Adjusted* net income was $171.1 million, compared with $177.1 million last year. Adjusted* diluted earnings per share in the first six months of 2006 were $1.06 compared with $1.07 in the prior year, including pro-forma stock option expense.

Cash Flow Items

Cash flow from operations for the first six months of 2006 was $179.9 million, compared with $300.2 million in the same period last year, primarily due to year-over-year increases in working capital. The rise in working capital is primarily due to higher inventory, reflecting planned normal inventory builds and additional safety stocks to support the business as manufacturing production transfers occur; and higher receivables resulting from sales growth.

Depreciation and amortization expense was $78.9 million for the first six months of 2006, compared with $80.5 million for the first half of 2005. The decrease reflects a lower balance of infusion pumps on Hospira’s balance sheet due to fewer placements under operating leases versus sales-type leases or outright sales.

Capital expenditures were $139.8 million for the first half of 2006, compared with $131.1 million for the same period in 2005. The increase was driven primarily by manufacturing-related projects.

2006 Projections

Hospira projects that core net sales* will grow 7 to 9 percent. On a GAAP basis, net sales growth is now projected to range between 3 and 5 percent.

Adjusted* diluted earnings per share for 2006, which exclude the items listed below, are projected to be in the range of $1.97 to $2.02, including stock option expense of $0.17 per share. The adjusted* operating margin is estimated to be in the 16.3 to 16.8 percent range, including pre-tax stock option expense of approximately $36 million. Stock option expense was previously projected to be $33 million.

The reconciliation between the projected adjusted* diluted earnings per share and earnings per share on a GAAP basis is:

Diluted earnings per share — adjusted* (includes $0.17 of stock option expense)	$1.97 - $2.02

Estimated non-recurring transition expenses related to becoming an independent, stand-alone company (estimated $0.16 to $0.17 per diluted share for 2006)	$(0.16)

Estimated charges related to previously announced manufacturing optimization initiatives (mid-point of an estimated $0.24 to $0.28 per diluted share range for 2006)	$(0.26)

Diluted earnings per share — GAAP basis	$1.55 - $1.60

Cash flow from operations in 2006 is now projected to range between $425 million and $475 million. The company continues to project that depreciation and amortization will range between $150 million and $160 million, and that capital expenditures will be in the $230 million to $260 million range.

*Use of Non-GAAP Financial Measures

In addition to the results reported in accordance with GAAP included within this press release, Hospira has provided certain information that is considered to be non-GAAP financial measures.

As used in this press release, “adjusted” refers to operating performance measures that exclude the non-recurring transition expenses in 2006 and 2005 related to becoming an independent, stand-alone company and charges related to the company’s manufacturing optimization initiatives. In addition, the company is providing adjusted* earnings per share including pro-forma stock option expense for the second quarter and first six months of 2005 to facilitate year-over-year comparability, given the company’s adoption of SFAS No. 123R on Jan. 1, 2006.

“Core net sales,” as used in this press release, refer to Hospira’s net sales excluding U.S. and international sales to Abbott related to transition arrangements made at the time of the spin-off, sales of Berlex imaging agents under the arrangement that terminated during the second quarter of 2005, and the impact of foreign exchange translation. Management believes that core net sales provide investors an additional measure to assess the underlying sales trend of Hospira’s ongoing business.

Management believes that the charges and sales excluded in the manner described above are not necessarily indicative of the company’s base business results. Therefore, management believes that these non-GAAP financial measures, when presented together with and reconciled to the comparable measures presented in accordance with GAAP, are useful to both management and investors in their analysis of the company’s ongoing business and operating performance. Management believes that such presentation enables investors to have more complete information with which to assess the company’s results of operations and prospects. Such presentation also facilitates period-to-period comparison of Hospira’s operating results. In addition, management uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by Hospira may not be comparable to similarly titled measures reported by other companies.

In the second quarter of 2006, Hospira incurred non-recurring pre-tax transition expenses of $11 million ($8.4 million, or $0.05 per diluted share, after tax) related to establishing an independent infrastructure. The company had previously estimated these non-recurring transitional expenses to total approximately $100 million over the two-year period ending in the second quarter of 2006. A total of $104.8 million was incurred through June 30, 2006. The company effectively completed the legal separation from Abbott during the second quarter. However, the company determined that completing the remaining transition-related matters, the majority of which relates to the company’s independent information technology system, would require an additional $7 million to $10 million of estimated expenditures in the second half of 2006. The company now expects the aggregate non-recurring transition expenses to total between $112 million and $115 million.

Also included in the second-quarter 2006 GAAP diluted earnings per share were manufacturing optimization-related expenses of $15.9 million ($12.1 million, or $0.08 per diluted share, after tax), partially offset by the $7.9 million ($6.0 million, or $0.04 per diluted share, after tax) gain on the sale of the Donegal, Ireland, facility and by a $1.1 million ($0.8 million, or less than a penny per diluted share, after tax) reduction of the obligation associated with the 2005 sale of the Salt Lake City manufacturing facility. (The company’s manufacturing optimization initiatives include the planned closing of the Donegal, Montreal and Ashland, Ohio, facilities; the relocation of production from the leased North Chicago facility; and the sale of the Salt Lake City facility.)

In the second quarter of 2005, Hospira incurred non-recurring pre-tax transition expenses of $10.2 million ($7.7 million, or $0.05 per diluted share, after tax) related to establishing an independent infrastructure. The company also incurred a charge of $13.4 million ($10.2 million or $0.06 per diluted share, after tax) for obligations related to the Salt Lake City facility sale. In addition, as previously indicated, the second-quarter 2005 GAAP results do not include stock option expense.

Webcast

A conference call for investors and media will be held at 9 a.m. Central Time on Wednesday, Aug. 9, 2006. A live webcast of the conference call will be available at www.hospirainvestor.com. Listeners should log on approximately 10 minutes in advance to ensure proper computer setup for receiving the webcast. A replay will be available on the Hospira Web site for 30 days following the call.

About Hospira

Hospira, Inc. is a global specialty pharmaceutical and medication delivery company dedicated to Advancing Wellness™ by developing, manufacturing and marketing products that help improve the productivity, safety and efficacy of patient care. With 70 years of service to the hospital industry, Hospira’s portfolio includes one of the industry’s broadest lines of generic acute-care injectables, which help address the high cost of proprietary pharmaceuticals; integrated solutions for medication management and infusion therapy; and the leading U.S. injectable contract manufacturing business. Headquartered north of Chicago in Lake Forest, Ill., Hospira has approximately 13,000 employees and 14 manufacturing facilities worldwide. Hospira’s news releases and other information can be found at www.hospira.com.

Private Securities Litigation Reform Act of 1995 —
A Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including projections of certain measures of Hospira’s results of operations and other statements regarding Hospira’s goals and strategy. Hospira cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Hospira’s operations and may cause actual results to be materially different from expectations include the risks, uncertainties and factors discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Hospira’s Annual Report on Form 10-K for the year ended Dec. 31, 2005, and subsequent Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission, which are incorporated by reference. Hospira undertakes no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

Contacts:

Media	Financial Community
Tareta Adams	Lynn McHugh
(224) 212-2535	(224) 212-2363

###

Hospira, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(dollars and shares in thousands, except for per share amounts)

	Three Months Ended June 30			Six Months Ended June 30
	2006	2005	% Change	2006	2005	% Change
Net sales	$629,903	$618,510	1.8	$1,254,009	$1,235,205	1.5
Net sales to Abbott Laboratories	41,198	43,405	(5.1)	81,386	88,771	(8.3)
Total Net Sales	671,101	661,915	1.4	1,335,395	1,323,976	0.9

Cost of products sold	446,015	443,497	0.6	865,513	887,782	(2.5)
Gross Profit	225,086	218,418	3.1	469,882	436,194	7.7

Research and development	39,055	32,851	18.9	70,056	61,242	14.4
Selling, general and administrative	111,073	87,409	27.1	212,867	169,284	25.7
Income From Operations	74,958	98,158	(23.6)	186,959	205,668	(9.1)

Interest expense	7,283	6,857	6.2	14,940	14,026	6.5
Other (income), net	(3,549)	(3,476)	nm	(8,295)	(4,681)	nm
Income Before Income Taxes	71,224	94,777	(24.9)	180,314	196,323	(8.2)

Income tax expense	17,074	22,746	(24.9)	45,981	47,117	(2.4)
Net Income	$54,150	$72,031	(24.8)	$134,333	$149,206	(10.0)

Earnings Per Common Share:
Basic	$0.35	$0.45	(22.2)	$0.85	$0.94	(9.6)
Diluted	$0.34	$0.44	(22.7)	$0.83	$0.93	(10.8)

Weighted Average Common Shares Outstanding:
Basic	156,448	158,568	(1.3)	158,673	157,896	0.5
Diluted	159,655	160,908	(0.8)	162,026	159,757	1.4

Hospira, Inc.

Reconciliation of Condensed Consolidated Statements of Income

(Unaudited)

(dollars and shares in thousands, except per share amounts)

	Three Months Ended June 30,
	2006				2005				% Change vs. Prior Year
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted	GAAP	Adjusted

Net sales	$629,903	$—		$629,903	$618,510	$—		$618,510	1.8	1.8
Net sales to Abbott Laboratories	41,198	—		41,198	43,405	—		43,405	(5.1)	(5.1)
Total Net Sales	671,101	—		671,101	661,915	—		661,915	1.4	1.4

Cost of products sold	446,015	(8,303	)(A)	437,712	443,497	(15,230	)(C)	428,267	0.6	2.2
Gross Profit	225,086	8,303		233,389	218,418	15,230		233,648	3.1	(0.1)

Research and development	39,055	(1,069	)(B)	37,986	32,851	(112	)(B)	32,739	18.9	16.0
Selling, general and administrative	111,073	(8,593	)(B)	102,480	87,409	(8,218	)(B)	79,191	27.1	29.4
Income From Operations	74,958	17,965		92,923	98,158	23,560		121,718	(23.6)	(23.7)

Interest expense	7,283	—		7,283	6,857	—		6,857	6.2	6.2
Other (income), net	(3,549)	—		(3,549)	(3,476)	—		(3,476)	nm	nm
Income Before Income Taxes	71,224	17,965		89,189	94,777	23,560		118,337	(24.9)	(24.6)

Income tax expense	17,074	4,285	(D)	21,359	22,746	5,655		28,401	(24.9)	(24.8)
Net Income	$54,150	$13,680		$67,830	$72,031	$17,905		$89,936	(24.8)	(24.6)

Earnings Per Common Share:
Basic	$0.35	$0.09		$0.44	$0.45	$0.11		$0.56	(22.2)	(21.4)
Diluted	$0.34	$0.09		$0.43	$0.44	$0.11		$0.55	(22.7)	(21.8	)(E)

Weighted Average Common Shares Outstanding:
Basic	156,448	156,448		156,448	158,568	158,568		158,568	(1.3)	(1.3)
Diluted	159,655	159,655		159,655	160,908	160,908		160,908	(0.8)	(0.8)

Statistics (as a% of Total Net Sales, except for income tax rate)

Gross Profit	33.5%			34.8%	33.0%			35.3%

R&D	5.8%			5.7%	5.0%			4.9%

SG&A	16.6%			15.3%	13.2%			12.0%

Income From Operations	11.2%			13.8%	14.8%			18.4%

Income Before Income Taxes	10.6%			13.3%	14.3%			17.9%

Net Income	8.1%			10.1%	10.9%			13.6%

Income tax rate	24.0%			24.0%	24.0%			24.0%

(A) — Includes costs of $15,892 related to the planned closure of the Donegal, Ireland; Ashland, Ohio; Montreal; and North Chicago, IL plants, a reduction of the obligation associated with the sale of the Salt Lake City manufacturing plant to ICU Medical ($1,100), a gain on the sale of the Donegal, Ireland facility ($7,851) and non-recurring transition costs of $1,362.

(B) — Non-recurring transition costs.

(C) — Includes a charge of $13,404 related to the sale of the Salt Lake City manufacturing plant to ICU Medical, and non-recurring transition costs of $1,826.

(D) — Includes the impact of decreasing the overall effective tax rate from 26.5% to 25.5%.

(E) — Had the Company recorded stock option expense during 2005, adjusted diluted EPS would have declined by (18.9%). A reconciliation follows:

	2005	2006	% Change
Adjusted diluted EPS	$0.55	$0.43	-21.8%
Pro-forma Option Expense	0.02	n/a	n/a
Adjusted diluted EPS (including 2005 Pro-forma Option Expense)	$0.53	$0.43	-18.9%

Hospira, Inc.

Reconciliation of Condensed Consolidated Statements of Income

(Unaudited)

(dollars and shares in thousands, except per share amounts)

	Six Months Ended June 30,
	2006				2005				% Change vs. Prior Year
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted	GAAP	Adjusted

Net sales	$1,254,009	$—		$1,254,009	$1,235,205	$—		$1,235,205	1.5	1.5
Net sales to Abbott Laboratories	81,386	—		81,386	88,771	—		88,771	(8.3)	(8.3)
Total Net Sales	1,335,395	—		1,335,395	1,323,976	—		1,323,976	0.9	0.9

Cost of products sold	865,513	(27,131	)(A)	838,382	887,782	(18,371	)(C)	869,411	(2.5)	(3.6)
Gross Profit	469,882	27,131		497,013	436,194	18,371		454,565	7.7	9.3

Research and development	70,056	(3,004	)(B)	67,052	61,242	(220	)(B)	61,022	14.4	9.9
Selling, general and administrative	212,867	(19,201	)(B)	193,666	169,284	(18,137	)(B)	151,147	25.7	28.1
Income From Operations	186,959	49,336		236,295	205,668	36,728		242,396	(9.1)	(2.5)

Interest expense	14,940	—		14,940	14,026	—		14,026	6.5	6.5
Other (income), net	(8,295)	—		(8,295)	(4,681)	—		(4,681)	nm	nm
Income Before Income Taxes	180,314	49,336		229,650	196,323	36,728		233,051	(8.2)	(1.5)

Income tax expense	45,981	12,581		58,562	47,117	8,815		55,932	(2.4)	4.7
Net Income	$134,333	$36,755		$171,088	$149,206	$27,913		$177,119	(10.0)	(3.4)

Earnings Per Common Share:
Basic	$0.85	$0.23		$1.08	$0.94	$0.18		$1.12	(9.6)	(3.6)
Diluted	$0.83	$0.23		$1.06	$0.93	$0.18		$1.11	(10.8)	(4.5	)(D)

Weighted Average Common Shares Outstanding:
Basic	158,673	158,673		158,673	157,896	157,896		157,896	0.5	0.5
Diluted	162,026	162,026		162,026	159,757	159,757		159,757	1.4	1.4

Statistics (as a % of Total Net Sales, except for income tax rate)

Gross Profit	35.2%			37.2%	32.9%			34.3%

R&D	5.2%			5.0%	4.6%			4.6%

SG&A	15.9%			14.5%	12.8%			11.4%

Income From Operations	14.0%			17.7%	15.5%			18.3%

Income Before Income Taxes	13.5%			17.2%	14.8%			17.6%

Net Income	10.1%			12.8%	11.3%			13.4%

Income tax rate	25.5%			25.5%	24.0%			24.0%

(A) — Includes costs of $31,951 related to the planned closure of the Donegal, Ireland; Ashland, Ohio; Montreal; and North Chicago, IL plants, a reduction of the obligation associated with the sale of the Salt Lake City manufacturing plant to ICU Medical ($1,100), a gain on the sale of the Donegal, Ireland facility ($7,851) and non-recurring transition costs of $4,131.

(B) — Non-recurring transition costs.

(C) — Includes charges of $15,833 related to the sale of the Salt Lake City manufacturing plant to ICU Medical, and non-recurring transition costs of $2,538.

(D) — Had the Company recorded stock option expense during 2005, adjusted diluted EPS would have declined by (0.9%).  A reconciliation follows:

	2005	2006	% Change
Adjusted diluted EPS	$1.11	$1.06	-4.5%
Pro-forma Option Expense	0.04	n/a	n/a
Adjusted diluted EPS (including 2005 Pro-forma Option Expense)	$1.07	$1.06	-0.9%

Hospira, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(dollars in thousands)

	June 30	December 31
	2006	2005
Assets
Current Assets:
Cash and cash equivalents	$256,445	$520,610
Net trade receivables	364,696	327,146
Inventories	591,209	510,268
Prepaid expenses, deferred income taxes and other receivables	209,626	203,141
Total Current Assets	1,421,976	1,561,165

Net property and equipment	1,023,208	990,813
Intangible assets, net of amortization	13,962	14,926
Goodwill	89,197	89,197
Deferred income taxes	11,355	17,692
Other assets	121,356	115,389
Total Assets	$2,681,054	$2,789,182

Liabilities and Shareholders’ Equity
Current Liabilities:
Short-term borrowings	$9,490	$2,579
Trade accounts payable	140,038	129,865
Salaries payable and other accruals	381,261	384,713
Due to Abbott, net	13,307	79,079
Total Current Liabilities	544,096	596,236
Long-term debt	687,632	695,285
Post-retirement obligations, deferred income taxes and other long-term liabilities	151,726	169,794
Commitments and Contingencies	—	—
Total Liabilities	1,383,454	1,461,315
Total Shareholders’ Equity	1,297,600	1,327,867
Total Liabilities and Shareholders’ Equity	$2,681,054	$2,789,182

Hospira, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(dollars in thousands)

	Six Months Ended June 30
	2006	2005

Cash Flow From (Used in) Operating Activities:

Net income	$134,333	$149,206
Adjustments to reconcile net income to net cash from operating activities—
Depreciation	77,909	79,606
Amortization of intangibles	964	936
Stock-based compensation expense	19,584	—
Gain on sale of facility	(7,851)	—
Trade receivables	(32,595)	(812)
Inventories	(71,669)	5,339
Prepaid expenses and other assets	(6,017)	(5,721)
Trade accounts payable and other liabilities	17,530	70,974
Other, net	47,744	630
Net Cash From Operating Activities	179,932	300,158

Cash Flow (Used in) From Investing Activities:

Acquisitions of property and equipment	(139,784)	(131,089)
Proceeds from sale of facility	11,500	31,818
Investments	(12,045)	—
Sale of marketable securities	—	72,438
Net Cash (Used in) Investing Activities	(140,329)	(26,833)

Cash Flow (Used in) From Financing Activities:

Payment to Abbott for international net assets	(98,536)	(45,768)
Common stock repurchased	(250,178)	—
Issuance of long-term debt, net of fees paid	—	1,750
Repayment of long-term debt	(71)	(44)
Other borrowings, net	4,069	—
Excess tax benefit from stock-based compensation arrangements	3,159	—
Proceeds from stock options exercised	34,851	70,255
Net Cash (Used in) From Financing Activities	(306,706)	26,193

Effect of exchange rate changes on cash and cash equivalents	2,938	(2,532)

Net change in cash and cash equivalents	(264,165)	296,986
Cash and cash equivalents at beginning of period	520,610	127,695
Cash and cash equivalents at end of period	$256,445	$424,681

Hospira, Inc.

(Unaudited)

(dollars in thousands)

Sales by Product Line

	Three Months Ended June 30			Six Months Ended June 30
	2006	2005	Percent Change vs. Prior Year	2006	2005	Percent Change vs. Prior Year
U.S. —

Specialty Injectable Pharmaceuticals	$207,317	$201,284	3.0	$392,553	$425,764	(7.8)
Medication Delivery Systems	214,443	204,536	4.8	427,469	392,607	8.9
Injectable Pharmaceutical Contract Manufacturing	49,687	52,058	(4.6)	101,789	102,146	(0.3)
Sales to Abbott Laboratories	21,441	26,776	(19.9)	45,822	54,984	(16.7)
Other	64,794	64,726	0.1	139,243	124,269	12.0

Total U.S.	557,682	549,380	1.5	1,106,876	1,099,770	0.6

International —

Sales to Third Parties	93,662	95,906	(2.3)	192,955	190,419	1.3
Sales to Abbott Laboratories	19,757	16,629	18.8	35,564	33,787	5.3

Total International Sales	113,419	112,535	0.8	228,519	224,206	1.9

Consolidated Net Sales	$671,101	$661,915	1.4	$1,335,395	$1,323,976	0.9

Reconciliation of Consolidated Net Sales to Core Net Sales

	Three Months Ended June 30			Six Months Ended June 30
	2006	2005	Percent Change vs. Prior Year	2006	2005	Percent Change vs. Prior Year

Consolidated Net Sales	$671,101	$661,915	1.4	$1,335,395	$1,323,976	0.9

Less:
Sales to Abbott Laboratories	(41,198)	(43,405)		(81,386)	(88,771)
Berlex imaging agents	—	(16,830)		—	(67,174)

Impact of foreign currency	(2,700)	—		(1,200)	—

Core Net Sales	$627,203	$601,680	4.2	$1,252,809	$1,168,031	7.3

Hospira, Inc.

Segment Information

(Unaudited)

(dollars in thousands)

	Three Months Ended June 30								Six Months Ended June 30
	Net Sales			Income from Operations					Net Sales			Income from Operations
	2006	2005	% Change	2006		2005		% Change	2006	2005	% Change	2006		2005		% Change

U.S.	$557,682	$549,380	1.5	$83,070	(A)	$92,674	(A)	(10.4)	$1,106,876	$1,099,770	0.6	$197,115	(A)	$190,826	(A)	3.3

International	113,419	112,535	0.8	6,700	(B)	20,539	(B)	(67.4)	228,519	224,206	1.9	18,614	(B)	42,192	(B)	(55.9)

Total reportable segments	$671,101	$661,915	1.4	89,770		113,213		(20.7)	$1,335,395	$1,323,976	0.9	215,729		233,018		(7.4)

Corporate functions				(14,812	)(C)	(15,055	)(C)	(1.6)				(28,770	)(C)	(27,350	)(C)	5.2
Income from operations				74,958		98,158		(23.6)				186,959		205,668		(9.1)
Other, net				(3,734)		(3,381)		nm				(6,645)		(9,345)		nm

Income before income taxes				$71,224		$94,777		(24.9)				$180,314		$196,323		(8.2)

	Included in the reported Income before income taxes above, are the following costs:								Included in the reported Income before income taxes above, are the following costs:

	A — US								A — US
	Non-recurring transition costs			$6,996		$8,148			Non-recurring transition costs			$16,307		$17,284
	Costs/(Income) associated with the sale of the Salt Lake City Manufacturing Plant			(1,100)		13,404			Expenses/(Income) associated with the sale of the Salt Lake City Manufacturing Plant			(1,100)		15,833
	Costs related to the planned closure of the Ashland, Ohio and North Chicago, Illinois plants			7,732		—			Costs related to the planned closure of the Ashland, Ohio and North Chicago, Illinois plants			15,757		—
	Total US			$13,628		$21,552			Total US			$30,964		$33,117

	B — International								B — International
	Non-recurring transition costs			2,869		921			Non-recurring transition costs			7,663		2,403
	Costs related to the planned closure of the Montreal and Donegal, Ireland plants			8,160		—			Costs related to the planned closure of the Montreal and Donegal, Ireland plants			16,194		—
	Gain on the sale of the Donegal, Ireland plant			(7,851)		—			Gain on the sale of the Donegal, Ireland plant			(7,851)		—
	Total International			$3,178		$921			Total International			$16,006		$2,403

	C — Corporate								C — Corporate
	Non-recurring transition costs			1,159		1,087			Non-recurring transition costs			2,366		1,208
	Total Corporate			$1,159		$1,087			Total Corporate			$2,366		$1,208

	Total			$17,965		$23,560			Total			$49,336		$36,728